Exhibit 10.54

Brett Giffin

[ADDRESS]

Dear Brett:

On behalf of T2 Biosystems, Inc., (the "Company") I am delighted to make this offer of employment to you to join us in the role of Chief Commercial Officer for the Company beginning on November 8, 2021.

At T2 Biosystems, a leader in the detection of sepsis causing pathogens, our mission is to save lives and improve healthcare by empowering clinicians to get patients on the right therapy faster than ever. We have developed game-changing detection technology, T2 Magnetic Resonance (T2MR®), that enables the rapid detection of clinically relevant targets and helps clinicians to optimize outcomes for their patients.  We come to work every day to solve critical and unmet needs in healthcare diagnostics that make a significant impact on patient care.

We are positively impacting the lives of patients and saving hospitals millions of dollars each year. Our products are being used in more than 180 hospitals around the world. We have a strong pipeline of products in development, including a next-generation, high-throughput instrument to further round out our sepsis portfolio, as well as products for the detection of viruses such as SARS-CoV-2 which is responsible for COVID-19 infections, in addition to a panel for the detection of biothreat pathogens. There is a lot of growth ahead and you are joining us at a very exciting time!

Brett, we are thrilled to extend this offer of employment to you. We think you can help us fulfill our mission and we believe you’d be a great fit for our team. To kick things off, you will find all of the pertinent information related to our offer of employment in the attached pages. Please read the offer carefully and, if it is acceptable, sign and return one copy to my attention (PDF copy is fine).

If you have any questions, please do not hesitate to contact me at (781) 457-1283 or email at kmorgan@t2biosystems.com. We are looking forward to having you on our team!

Sincerely,

/s/ Kelley Morgan

Kelley Morgan

Chief People Officer

OFFER OF EMPLOYMENT

Date of employment:  Should you accept the terms of this offer, your employment with the Company will commence on November 8, 2021 (the “Start Date”).

Background check:  Your employment is contingent upon your successful completion of a background check, which is required for all employees of the Company. The Company will forward you the appropriate documents, and such documents shall be required to be submitted to the Company by no later than one week prior to the Start Date.

Position:  You have been offered the position of Chief Commercial Officer. In this capacity, you will report to John Sperzel, Chief Executive Officer. Your duties and responsibilities will include all those customarily attendant to such a position, and any other such duties or responsibilities that John Sperzel or the Company may, from time to time, assign to you.  You agree that you shall not enter into any employment endeavors which may conflict with your ability to devote the necessary time and energies to the Company’s business interest while engaged by the Company.  You further agree to comply with all applicable laws and with all Company rules and policies established by the Company from time to time.

Compensation and Tax Matters:  Your salary shall be $15,000.00 (the equivalent of $360,000 when annualized), payable semi-monthly and subject to pro-ration for any partial initial or terminal week during which you are employed, in accordance with normal payroll practices and schedule of the Company.

You will be eligible to receive an annual bonus (the "Annual Bonus") based upon the achievement of specific company and individual milestones as determined by the Board of Directors (the “Board”).  The target amount of your Annual Bonus will be 60% of your Base Salary, subject to adjustment by the Board. Payment of the Annual Bonus will be subject to your continued employment with the Company through the date of payment, and pro-rated for 2021 based on your Start Date.

All compensation amounts stated are before any deductions for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law.

Restricted Stock:  Subject to your execution of the enclosed Non Competition/Non-Disclosure/Invention Assignment Agreement and the execution of a Restricted Stock Award Agreement, you will receive a grant of 500,000 restricted shares (“RSUs”) of T2 Biosystems common stock under the Company’s Inducement Award Plan (the “Inducement Plan”). The RSUs will have a 3-year vesting schedule with 1/3 of the shares vesting annually in equal installments on the anniversary of the Start Date.  The terms and conditions of the restricted stock award will be more fully described in the Company’s Inducement Plan document and the applicable Restricted Stock Award Agreement.

Severance Compensation:  Also subject to your execution of the enclosed Non Competition/Non-Disclosure/Invention Assignment Agreement and Change of Control Severance Agreement (the “Change in Control Agreement”), you will receive certain benefits in the event of a change in control of the Company, as set forth in more detail and defined in the Change in Control Agreement, including severance compensation and the acceleration of certain equity awards, each such benefit to be subject to the terms of the Change in Control Agreement.

Active: 2021

Fringe Benefits: You will have the opportunity to participate in the Company’s fringe benefits program.  Currently, these fringe benefits are as follows:

•	The Company currently provides contributions toward a medical and dental plan for yourself and immediate family members

•	Three (3) weeks paid vacation, Company designated holidays, personal holidays and sick days (see Benefits Summary for more information).

•	The Company provides 100% contribution towards Term Life Insurance, Accidental Death and Dismemberment Insurance, and Short and Long-Term Disability Insurance;

•	The opportunity to enroll in the Company’s 401(k) Investment and Section 125 Plans based on plan eligibility requirements; and

•

Pay or reimburse you in accordance with the Company’s reimbursement policies from time to time in connection with the performance of your duties for the Company subject to your submission of satisfactory documentation with respect thereto.

The Company reserves the right to amend, delete or change any of its employment policies and/or benefits at any time in its sole discretion.

Non-Competition/Non-Disclosure/Invention Assignment Agreement:  No later than on the first day of your employment with the Company you will be required to sign the enclosed Non-Competition/Non-Disclosure/Inventions Assignment Agreement (“Obligations Agreement”) which includes non-competition, nondisclosure, inventions ownership, and other provisions that are necessary to protect the Company’s confidential information, intellectual; property, trade secrets, and customer relationships.  As you may be given access to such protectable interests, your employment is contingent upon your signing the Obligations Agreement.  The terms of the Obligations Agreement will survive termination, for whatever reason, of the employment relationship.

Prior Agreements: You acknowledge and confirm that you have provided/disclosed to the Company all restrictive covenants and agreements, including nondisclosure and confidentiality agreements, to which you are a party.  You agree that you shall not disclose to the Company or use while an employee of the Company any confidential or trade secret information obtained by you from other persons or employers and shall not bring any property upon the Company premises which has been misappropriated by others.  You also acknowledge that the Company expects you to honor any prior obligations to former employers to which you remain bound.

Employment At Will:  Although you are being hired as an employee commencing on November 8, 2021, your employment with the Company shall be at will.  This means that your employment is not guaranteed for any definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause.  The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Entire Agreement:  This letter (together with the attached Obligations Agreement and Change in Control Agreement) sets forth the entire understanding between the Company and yourself with respect to your employment by the Company.  All prior discussions, negotiations, correspondence and other

Active: 2021

understandings between you and the Company are superseded, and there are no representations, warranties or undertakings by the Company or you with respect to your employment by the Company, which are not set forth in this letter.

If you agree with the terms of this offer, please acknowledge your understanding and acceptance of this offer by signing where indicated below and return to me by 5:00pm ET on November 4, 2021. We look forward to working with you.

Sincerely,

T2 Biosystems, Inc.

By:	/s/ Kelley Morgan	11/2/2021
	Kelley Morgan	Date
Chief People Officer

I have read agree with and accept the items contained in this letter.

By:	/s/ Brett Griffin	11/2/2021
	Brett Giffin	Date

The Immigration Control and Reform Act of 1986 requires that all new employees complete the I-9 form and submit proof of employment eligibility to work in the United States within the first three days of their start date.  If accepting employment the Company will provide you the I-9 form and requests that you present appropriate documents when you report to the Company and a representative of the Company will complete the I-9 form with you.  Accordingly, you will have three days from your start date to submit proof of your eligibility to work in the United States.

Active: 2021